Exhibit (a)(1)(B)

REPURCHASE NOTICE

To: Transocean Inc.

The undersigned registered holder of the 1.50% Series C Convertible Senior Notes due 2037 (the “Notes”) of Transocean Inc. (the “Company”) hereby acknowledges receipt of a Company Notice dated November 15, 2012, together with a Tender Offer Statement on Schedule TO filed by the Company and the Guarantor (as defined in the Indenture) with the Securities and Exchange Commission, relating to the purchase of Notes by the Company as of December 14, 2012, and requests and instructs the Company (through the Paying Agent) to purchase the Notes referred to below as of December 14, 2012, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) the first paragraph under the caption “Repurchase by the Company at the Option of the Holder” in the Notes.

The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to validly surrender the Notes surrendered hereby; (b) when and to the extent the Company accepts such Notes for purchase, the Company will acquire good and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their surrender or transfer, and not subject to any adverse claim; and (c) on request, the undersigned will execute and deliver any additional documents that the Paying Agent or the Company deems necessary or desirable to complete the surrender of the Notes surrendered for purchase hereby and accepted for purchase.

Dated:                           , 2012

(Exact Name of Holder)

Signature(s)

Certificate No(s). of Notes to be purchased:

Total Principal Amount of Notes to be purchased ($1,000 or integral multiple thereof):

$

(Note: if less than all of the Notes represented by the certificates listed above are to be purchased, please indicate the principal amount to be purchased in respect of each certificate)